Exhibit 7.19

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of November 25, 2014 (this “Agreement”), by and between Shanda SDG Investment Limited (the “Seller”), a British Virgin Islands corporation, Ningxia Zhongyincashmere International Group Co., Ltd. (), a company formed under the laws of People’s Republic of China (together with any permitted transferee or assignee thereof under this Agreement, the “Guarantor”), Zhongrong Shengda Investment Holdings (Hong Kong) Company Limited, a company formed under the laws of Hong Kong (“Zhongrong Shengda”) and Yili Shengda Investment Holdings (Hong Kong) Company Limited, a company formed under the laws of Hong Kong (“Yili Shengda”, and together with Zhongrong Shengda, the “Purchasers”, and collectively with the Seller and the Guarantor, each a “Party” and collectively, the “Parties”). Capitalized terms not otherwise defined shall have the meaning ascribed in Section 5.1 hereof.

W I T N E S S E T H :

WHEREAS, the Seller is the owner of 97,518,374 Class B Ordinary Shares of the Issuer (the “Shares”); and

WHEREAS, the Seller intends to sell the Shares to the Purchasers, and the Purchasers intend to purchase from the Seller, all of the Seller’s right, title and interest in and pertaining to the Shares at the Purchase Price, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1. PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, each Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, transfer and assign to such Purchaser, on the Closing Date, all of the Seller’s right, interest and title in that number of the Shares set forth in Exhibit A attached hereto opposite the name of such Purchaser under the heading “Purchase Shares” (such Purchaser’s “Purchase Shares”) (including all dividends, distributions and other benefits attaching to such Shares) for an amount in U.S. dollars set forth in Exhibit A attached hereto opposite the name of such Purchaser under the heading “Purchase Price” (such Purchaser’s “Purchase Price”). On the Closing Date, each Purchaser shall pay such Purchaser’s Purchase Price to the Seller by a wire transfer of immediately available funds in U.S. dollars into an account designated by the Seller.

1.2 The Closing.

(a) The closing of the purchase and sale of the Shares and the other transactions contemplated hereby (the “Closing”) shall take place on the date hereof (the “Closing Date”).

(b) At the Closing:

(i) the Seller shall deliver, or cause to be delivered, to each Purchaser:

(A) a share transfer form duly executed by the Seller in respect of such Purchaser’s Purchase Shares in favor of such Purchaser;

(B) a certified copy of the updated register of members of the Issuer reflecting such Purchaser as the sole holder of such Purchaser’s Purchase Shares;

(C) all such other documents and instruments, if any, that are mutually determined by the Seller and such Purchaser to be necessary to effectuate the transactions contemplated by this Agreement; and

(ii) each Purchaser shall deliver, or cause to be delivered, to the Seller

(A) a wire transfer of immediately available funds in U.S. dollars into an account designated by the Seller in the amount of such Purchaser’s Purchase Price; and

(B) all such other documents and instruments, if any, that are mutually determined by such Seller and such Purchaser to be necessary to effectuate the transactions contemplated by this Agreement.

(c) Unless otherwise agreed by the Seller and the Purchasers, all actions at Closing are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at Closing have been made.

2. PURCHASERS’ REPRESENTATIONS AND WARRANTIES

Each Purchaser makes the following representations and warranties to the Seller, each and all of which shall be true and correct as of the date of this Agreement:

2.1 Authority; Binding Effect. Such Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Purchaser and (assuming the due execution and delivery thereof by the Seller) constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

2.2 No Conflicts. Except as would not have a material impact on such Purchaser’s ability to consummate the transactions contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and compliance by such Purchaser with its obligations hereunder do not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon any property or assets of such Purchaser pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which such Purchaser is a party or by which such Purchaser is bound, or to which any of the property or assets of such Purchaser is subject, nor does such action result in any violation of the provisions of Organizational Documents of such Purchaser or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over such Purchaser or any of its property or assets.

2.3 No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, of any country or nation, is necessary or required for entry into this Agreement by such Purchaser or the performance by such Purchaser of its obligations hereunder.

2.4 Purchase for Investment. Such Purchaser is acquiring such Purchaser’s Purchase Shares for investment for its own account and not with a view toward any resale or distribution thereof except in compliance with the Securities Act. Such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any person with respect to such Purchaser’s Purchase Shares. Such Purchaser hereby acknowledges that such Purchaser’s Purchase Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration thereunder or an exemption therefrom.

2.5 Purchaser Status. Such Purchaser is either (i) not a U.S. Person (as defined in Rule 902 of Regulation S promulgated under the Securities Act) or (ii) an “accredited investor” within the meaning in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of such Purchaser’s Purchase Shares and can bear the economic risk of its investment in such Purchaser’s Purchase Shares.

2.6 Access. Such Purchaser has and had access to such reports, statements and announcements publicly released or published by the Issuer as shall have been reasonably necessary for such Purchaser to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Such Purchaser has such knowledge and experience in financial and business matters as to enable such Purchaser to make an informed decision with respect to such Purchaser’s purchase of such Purchaser’s Purchase Shares. Such Purchaser is a sophisticated investor and has independently evaluated the merits of its decision to purchase such Purchaser’s Purchase Shares pursuant to this Agreement. In connection with such purchase, such Purchaser is not relying on the Seller or any of its affiliates or representatives (including any act, representation or warranty by the Seller or any of its affiliates or representatives) in any respect in making its decision to make such purchase except for such representations and warranties of the Seller made under Section 3 below.

2.7 Restrictions on Transfer. Such Purchaser understands that the Shares are characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from an affiliate of the Issuer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that it is familiar with Rule 144 under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Purchaser understands that the Shares have not been and will not be registered under the Securities Act and have not been and will not be registered or qualified in any state in which they are offered, and thus such Purchaser will not be able to resell or otherwise transfer such Purchaser’s Purchase Shares unless they are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.

3. SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller makes the following representations and warranties to the Purchasers, each and all of which shall be true and correct as of the date of this Agreement:

3.1 Authority; Binding Effect. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Seller and (assuming the due execution and delivery thereof by the Purchasers) constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

3.2 Ownership and Transfer. The Seller has valid title to the Shares, and will have valid title to the Shares prior to the Closing, in each case free and clear of all security interests, claims, liens, equities or other encumbrances (collectively, “Liens”). Upon transfer, assignment and delivery of each Purchaser’s Purchase Shares and payment therefor in accordance with the terms of this Agreement, such Purchaser will acquire good and marketable title to such Shares, free and clear of any and all Liens.

3.3 No Conflicts. The execution and delivery of this Agreement and the sale and delivery of the Shares by the Seller and the consummation of the transactions contemplated herein and compliance by the Seller with its obligations hereunder do not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon the Shares or any property or assets of the Seller pursuant to, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or any other agreement or instrument to which the Seller is a party or by which the Seller is bound, or to which any of the property or assets of the Seller is subject, nor does such action result in any violation of the provisions of Organizational Documents of the Seller or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Seller or any of its property or assets.

3.4 No Consents. No consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, of any country or nation, is necessary or required for the performance by the Seller of its obligations hereunder, or in connection with the sale and delivery of the Shares hereunder or the consummation of the transactions contemplated by this Agreement.

3.5. SEC Documents. To the knowledge of the Seller, the Seller has filed with the Securities and Exchange Commission of the United States of America (the “SEC”) all forms required to be filed under the Exchange Act (all such forms, collectively, the “SEC Documents”).

4. COVENANTS

4.1 Continuing Take-Private Transaction. Zhongyincashmere hereby undertakes to uses its best efforts to continue to pursue and complete a Take-Private Transaction.

4.2 SEC Filings. Each Party agrees, confirms and undertakes that promptly after the date hereof and in any event within the time required by applicable law, such Party shall file a Schedule 13D to announce the entry into this Agreement and the consummation of the transactions contemplated hereby.

4.3 Dividends. The Parties agree that any Post-Closing Dividends paid on any Purchaser’s Purchase Shares are for the account of such Purchaser. If any Post-Closing Dividend is paid to the Seller with respect to any Purchaser’s Purchase Shares, the Seller shall pay (within 7 Business Days of the receipt of the Post-Closing Dividend by the Seller) such Post-Closing Dividend to such Purchaser by a wire transfer of immediately available funds into an account designated by such Purchaser; provided that at the time of such transfer of the Post-Closing Dividend from the Seller to such Purchaser, such Purchaser shall have paid such Purchaser’s Purchase Price in full (together with interest, if any, accrued thereon in accordance with Section 4.4).

4.4 Interest. Starting on the day after the Closing Date, for every calendar day after the Closing Date, simple interest will accrue at a rate equal to 5% per annum in excess of the prime rate published by Citibank N.A. from time to time, calculated based on a 360-day year on any amounts required to be paid under this Agreement by any Purchaser to the Seller at the Closing, but not actually paid by such Purchaser to the Seller on or before the Closing Date.

4.5 Guarantee. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Seller the due and punctual performance by each Purchaser of such Purchaser’s obligations to pay such Purchaser’s Purchase Price in accordance with Section 1.2(b)(ii) and such Purchaser’s obligations to pay the Transaction Expenses in accordance with Section 4.7 (collectively, the “Guaranteed Obligations” of such Purchaser). If and whenever either Purchaser defaults for any reason whatsoever in the performance of its obligations under Section 1.2(b)(ii) or Section 4.7, the Guarantor shall forthwith upon written demand by the Seller unconditionally perform, pay or satisfy, without any deduction, offset, defense, claim or counterclaim of any kind, the Guaranteed Obligations of such Purchaser in regard to which such default has been made in the manner prescribed by this Agreement and so that the Seller shall receive the same benefits as though the Guaranteed Obligations had been duly and timely performed, paid and/or satisfied by such Purchaser. In furtherance of the foregoing, the Guarantor acknowledges that the Seller may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the Guaranteed Obligations of either Purchaser, regardless of whether any action is brought against such Purchaser, or whether such Purchaser is joined in any action or actions.

4.6 Release and Indemnity.

(a) In consideration of the covenants, agreements and undertakings of the Parties under this Agreement, each of the Guarantor and Zhongrong Shengda, on behalf of itself and its present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, the “Releasors”), hereby releases, waives and forever discharges the Seller and each of its present and former parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, successors and assigns (collectively, the “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, damages, rights, obligations, costs, expenses, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured (collectively, “Claims”) which any of the Releasors ever had, now have, or may have against any of the Releasees by reason of any matter, cause, or thing whatsoever arising out of, based upon or relating to (i) the Seller having been a shareholder of the Issuer, (ii) the Consortium Agreement, dated as of January 27, 2014 and supplemented on April 18, 2014, April 25, 2014, May 19, 2014 and September 1, 2014 (as supplemented, the “Consortium Agreement”), among the Guarantor, Shanda Interactive Entertainment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, Orient Finance Holdings (Hong Kong) Limited, a company limited by shares incorporated and existing under the laws of Hong Kong, Shanghai Buyout Fund L.P., a limited partnership formed under the laws of the People’s Republic of China, (iii) the letter agreement dated as of October 28, 2014 by and between the Guarantor and the Seller (the “Exclusivity Letter”), (iv) any Take-Private Transaction or any proposal or offer thereof or any action or non-action relating to any Take-Private Transaction or any proposal or offer thereof, including but not limited to any communication, correspondence, promises, commitments, undertakings and agreements, written or oral, by any of the Releasees or between any of the Releasees and any of the Releasors, relating to or in connection with any Take-Private Transaction or any proposal or offer thereof, including but not limited to those disclosed in the SEC Documents, and/or (v) the negotiation, execution, delivery or performance of this Agreement by the Seller (except for the breach by the Seller of its representation in Section 3.5). The foregoing release may be raised as a complete bar to any Claim against any of the Releasees by any of the Releasors, and the Releasees may recover from any of the Releasors all costs incurred in connection with such Claim, including attorney’s fees. Each of the Releasees is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any proceeding with respect to the matters covered hereby.

(b) To the fullest extent permitted by law, each of the Guarantor and Zhongrong Shengda covenants and agrees to indemnify and hold harmless the Releasees from and against any and all Claims, including reasonable attorneys’ fees and disbursements and all other reasonable expenses incurred in connection therewith, which any of the Releasees may incur or to which any of the Releasees may become subject (“Losses”), insofar as such Losses arise out of or are based upon or relating to (i) the Seller having been a shareholder of the Issuer, (ii) the Consortium Agreement, (iii) the Exclusivity Letter, (iv) any Take-Private Transaction or any proposal or offer thereof or any action or non-action relating to any Take-Private Transaction or any proposal or offer thereof, including but not limited to any communication, correspondence, promises, commitments, undertakings and agreements, written or oral, by any of the Releasees or between any of the Releasees and the Guarantor or Zhongrong Shengda or any of their respective affiliates, relating to or in connection with any Take-Private Transaction or any proposal or offer thereof, including but not limited to those disclosed in the SEC Documents, and/or (v) the negotiation, execution, delivery or performance of this Agreement by the Seller (except for the breach by the Seller of its representation in Section 3.5).

4.7. Transaction Expenses. The Purchasers shall, jointly and severally, pay on behalf of the Seller and/or its affiliates (i) the fees, expenses and disbursements of advisors (including, for the avoidance of doubt, Wilson Sonsini Goodrich & Rosati P.C.) incurred by the Seller and its affiliates in connection with the Take-Private Transaction contemplated by the Consortium Agreement, and (ii) the fees, expenses and disbursements of advisors (including, for the avoidance of doubt, Clifford Chance, Commerce and Finance Law Offices, KPMG, Latham & Watkins, McKinsey & Company and Shin & Kim) assumed by the Seller and/or its affiliates under the Withdrawal Notice of Perfect World Co., Ltd., FV Investment Holdings and CAP IV Engagement Limited dated as of September 1, 2014 and/or the Withdrawal Notice of Primavera Capital (Cayman) Fund I L.P. dated as of September 1, 2014 (collectively, the “Transaction Expenses”). All Transaction Expenses shall be payable (either through direct payment to the relevant advisors or reimbursement to the Seller or its affiliates who have paid such expenses) by the Purchasers, upon the earlier to occur of (x) the consummation of a Take-Private Transaction by the Purchasers and (y) the first business day after the expiration of a six-month period immediately following the date hereof.

5. MISCELLANEOUS

5.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 5.1:

“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States of America, a public holiday in the People’s Republic of China, Hong Kong, or the Cayman Islands, or any day on which banking institutions in the State of New York, the People’s Republic of China, Hong Kong, or the Cayman Islands are authorized or required by law or other governmental action to close.

“Class A Ordinary Shares” means ordinary shares, US$0.01 par value, of the Issuer.

“Class B Ordinary Shares” means ordinary shares, US$0.01 par value, of the Issuer.

“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended.

“Issuer” means Shanda Games Limited, a Cayman Islands exempted company.

“Organizational Documents” means, with respect to any person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

“Post-Closing Dividend” means any dividend with respect to the Shares for which the record date is on or after the date of the Closing Date.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended.

“Take-Private Transaction” means an acquisition transaction pursuant to which the American Depositary Shares of the Issuer (and the underlying Class A Ordinary Shares) would be delisted from the NASDAQ Stock Market and deregistered under the Exchange Act.

5.2 Further Assurances. The Seller and the Purchasers agree to execute and deliver such other documents or agreements and to take such other action as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

5.3 Complete Agreement; Amendments; Waivers. This Agreement constitutes the complete agreement between the Parties with respect to the subject matter hereof, supersedes any previous agreement or understanding between them relating hereto and may not be modified, altered or amended except as provided herein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action or compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

5.4 Expenses. Subject to Section 4.7, each Party shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

5.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

5.6 Binding Effect; Third-Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, other than Sections 4.6 and 4.7 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons). No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consent shall be void.

5.7 Specific Performance. Each Party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to the Parties, each Party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a Party.

5.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

5.9 Dispute Resolution.

(a) Subject to Section 5.9(b), any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 5.9 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 5.9, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 5.9(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 5.9(a) in any way.

(c) Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to bring an action for specific performance and/or injunctive or other equitable relief

(without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

5.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, by international courier or by e-mail to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Seller, to:

Shanda SDG Investment Limited
8 Stevens Road
Singapore 257819
Attention: Ms. Han Li

With a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati
Unit 1001, 10/F, Henley Building
5 Queen’s Road, Central
Hong Kong
Attention: Zhan Chen

If to the Guarantor or Zhongrong Shengda, to:

Ningxia Zhongyincashmere International Group Co., Ltd.
()
Zhongyin Avenue
The Cashmere Industrial Park
Lingwu, Ningxia Province
China
Attention: Xiaofei Chen

If to Yili Shengda, to:

Yili Shengda Investment Holdings (Hong Kong) Company Limited
No. 19, Lane 666
Zhangheng Road
Pudong New Area, Shanghai
China
Attention: Yingfeng Zhang

5.11 Survival. All of the representations and warranties of the parties under Sections 3 and 4 of this Agreement shall survive the Closing for 12 months.

5.12 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

5.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, e-mail of .pdf version or delivery of photographic copy via text message or WeChat) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

SELLER:

SHANDA SDG INVESTMENTLIMITED

By:	/s/Tianqiao Chen
Name:	Tianqiao Chen
Title:	Director

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

GUARANTOR:

NINGXIA ZHONGYINCASHMERE INTERNATIONAL GROUP CO., LTD.

By:	/s/ Shengming Ma
Name:	Shengming Ma
Title:	Chairman

PURCHASERS:

ZHONGRONG SHENGDA INVESTMENT HOLDINGS (HONG KONG) COMPANY LIMITED

By:	/s/ Shengming Ma
Name:	Shengming Ma
Title:	Authorized Signatory

YILI SHENGDA INVESTMENT HOLDINGS (HONG KONG) COMPANY LIMITED

By:	/s/ Yingfeng Zhang
Name:	Yingfeng Zhang
Title:	Director

EXHIBIT A

Purchaser	Purchase Shares	Purchase Price (in U.S. dollars)
Zhongrong Shengda	48,759,187	250,000,000

Yili Shengda	48,759,187	250,000,000
Total	97,518,374	500,000,000